EXHIBIT 99.1

Company Contacts:

Tamara A. Seymour	Pete De Spain
CFO and Vice President,	Director, Investor Relations
Finance & Administration	& Corporate Communications
Favrille, Inc.	Favrille, Inc.
(858) 526-8035	(858) 526-2426
tseymour@favrille.com	pdespain@favrille.com

Favrille Reports Fourth Quarter and Year End 2007 Financial Results

Analysis of Primary Endpoint for Phase 3 Registration Trial No Later Than July 2008

San Diego — Feb. 19, 2008 — Favrille, Inc. (Nasdaq: FVRL), a biopharmaceutical company developing patient-specific, active immunotherapies for the treatment of cancer, today reported its financial results for the fourth quarter and year end 2007. For the quarter and year ended December 31, 2007, the Company reported net losses of $7.8 million, or $0.21 per share, and $43.1 million, or $1.28 per share, respectively, compared to $10.2 million, or $0.35 per share, and $40.5 million, or $1.49 per share, for the same periods in 2006.

“It is with great excitement and anticipation that we begin 2008 and approach the end of our Phase 3 clinical trial of Specifid™ (mitumprotimut-T, formerly FavId®),” said John P. Longenecker, Ph.D., President and Chief Executive Officer of Favrille. “We are in the process of data collection and are on schedule for data cut off in April and completion of data analysis no later than July. The rate of disease progression continues to be very slow and we believe we have enrolled an optimal patient population to maximize prospects for demonstrating a clinical benefit in our Phase 3 trial.”

Fourth Quarter and Year End 2007 Financial Review

Research and development expense was approximately $7.8 million and $34.9 million for the fourth quarter and year ended December 31, 2007, respectively, compared to approximately $7.7 million and $31.1 million for the same periods in 2006. The increase is primarily due to operating expenses, including salaries and stock-based compensation, associated with our commercial-scale manufacturing facility, and consulting and outside services to support our Specifid Phase 3 clinical trial. Total stock-based compensation included in research and development expense was approximately $486,000 and $2.2 million for the fourth quarter and year ended December 31, 2007, compared to approximately $580,000 and $2 million for the same periods in 2006.

Marketing, general and administrative expense was approximately $2.4 million and $11.2 million for the fourth quarter and year ended December 31, 2007, respectively, compared to approximately $2.9 million and $11.2 million for the same periods in 2006. The decrease for the quarter is primarily due to savings related to strategic marketing programs and travel-related expense. For the full year, this decrease was offset by increases in salaries and stock-based compensation. Total stock-based compensation included in marketing, general and administrative expense was approximately $569,000 and $2.4 million for the fourth quarter and year ended December 31, 2007, compared to approximately $530,000 and $2 million for the same periods in 2006.

The fair value of the warrants issued in connection with Favrille’s registered direct offering of common stock and warrants in November 2007 was recorded as a liability using the Black Sholes valuation model. In accordance with SFAS 133, Accounting for Derivative Instruments and Hedging Activities, the warrants were revalued using Black Sholes at December 31, 2007. The change in valuation resulted in a decrease of $2.3 million in net losses for the quarter and year ended December 31, 2007, compared to the same periods in 2006.

As of December 31, 2007, Favrille had cash, cash equivalents and short-term investments of $29.9 million, compared to $42.4 million at December 31, 2006. The decrease is primarily due to net cash used to fund ongoing operations, offset by the $33.5 million in net proceeds from the Company’s registered direct offerings of common stock and warrants in February 2007 and November 2007.

“We believe our cash on hand is sufficient to fund operations through the primary endpoint analysis in our Phase 3 clinical registration trial, which we expect no later than July 2008,” said Tamara A. Seymour, Chief Financial Officer of Favrille.

Conference Call and Webcast Information

Favrille management will host a conference call today to discuss the fourth quarter and year end 2007 financial results at 5:00 p.m. Eastern Time. A live audio webcast of management’s presentation will be available on the Investor Relations section of the Company’s web site at www.favrille.com. Alternatively, callers may participate in the conference call by dialing (888) 713-4213 or (617) 213-4865, passcode 19388148. To pre-register for this call, please go to https://www.theconferencingservice.com/prereg/key.process?key=P9YHNKNHB. Callers who pre-register will be given a unique PIN to gain immediate access to the call and bypass the live operator. You may pre-register at any time, including up to and after the call start time. A telephone replay of the call will also be available for 48 hours. The telephone replay can be accessed by dialing (888) 286-8010 or (617) 801-6888, passcode 99385491.

About Favrille, Inc.

Favrille, Inc. is a biopharmaceutical company focused on the development and commercialization of targeted immunotherapies for the treatment of cancer and other diseases of the immune system. The Company’s lead product candidate, Specifid (mitumprotimut-T, formerly FavId), is based upon unique genetic information extracted from a patient’s tumor.

Specifid is currently under clinical investigation in a Phase 3 registration trial for patients with follicular B-cell NHL and Phase 2 clinical trials in other B-cell NHL indications. The Company is developing additional applications based on its immunotherapy expertise and proprietary cost-effective manufacturing technology, including a second product candidate, FAV-201, for the treatment of cutaneous T-cell lymphoma.

# # #

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, references to Favrille’s product candidates, proprietary technologies and research programs. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Favrille’s actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to Favrille’s ability to fund operations through the primary endpoint analysis of its Phase 3 clinical registration trial progress and timing of clinical trials for Specifid, including difficulties or delays in development, testing, manufacturing and marketing Specifid or Favrille’s other product candidates; delays in the availability of data from Favrille’s Phase 3 clinical trial; Favrille’s ability to obtain marketing approval for Specifid or Favrille’s other product candidates and the timing of any such approvals, including whether a clinically meaningful response improvement can serve as the basis for accelerated approval of Specifid and whether it will receive expedited review as a result of the Fast Track designation; Favrille’s ability to demonstrate that its idiotype protein produced from insect cell lines may stimulate a more effective immune response compared to idiotype protein derived from mammalian cells; Favrille’s ability to manufacture sufficient quantities of Specifid for use in clinical trials and, if Specifid receives marketing approval, for commercialization; risks associated with achieving projected operating metrics and financial performance or the anticipated number of patients using Specifid; potential delays in patient enrollment; Favrille’s ability to obtain additional financing to support its operations; and additional risks discussed in Favrille’s filings with the Securities and Exchange Commission. In addition, conclusions regarding the safety and efficacy of Favrille’s product candidates cannot be made until the results of future clinical trials of longer duration in more patients are known. All forward-looking statements are qualified in their entirety by this cautionary statement. Favrille is providing this information as of the date of this release and, except as required by law, does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

FAVRILLE, INC.

(a development stage company)

BALANCE SHEETS

(in thousands, except share and per share data)

	December 31,
	2007	2006
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$26,362	$14,249
Short-term investments	3,577	28,160
Other current assets	806	850
Total current assets	30,745	43,259
Property and equipment, net	33,293	25,071
Restricted cash	3,451	3,451
Other assets	466	508
Total assets	$67,955	$72,289
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$3,551	$6,779
Current portion of debt	5,275	4,976
Warrants liability	2,492	—
Total current liabilities	11,318	11,755
Debt, less current portion	6,342	5,754
Deferred rent	15,415	10,145
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value 5,000,000 shares authorized; no shares issued and outstanding at December 31, 2007 and 2006, respectively	—	—
Common stock, $0.001 par value 75,000,000 shares authorized; 41,168,432 and 29,060,081 issued and outstanding at December 31, 2007 and 2006, respectively	41	29
Additional paid-in capital	233,807	200,497
Accumulated other comprehensive income	7	3
Deficit accumulated during the development stage	(198,975)	(155,894)
Total stockholders’ equity	34,880	44,635
Total liabilities and stockholders’ equity	$67,955	$72,289

FAVRILLE, INC.

(a development stage company)

STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Years ended December 31,		Three months ended December 31,
	2007	2006	2007	2006
	(unaudited)		(unaudited)	(unaudited)
Operating expenses:
Research & development	$34,864	$31,050	$7,764	$7,680
Marketing, general and administrative	11,198	11,170	2,400	2,945
Total operating expenses	46,062	42,220	10,164	10,625
Interest income	1,786	2,648	363	644
Interest expense	(1,053)	(834)	(281)	(191)
Other expense	(66)	(105)	(66)	(76)
Change in valuation of warrants	2,314	—	2,314	—
Total other income (expense), net	2,981	1,709	2,330	377
Net loss	$(43,081)	$(40,511)	$(7,834)	$(10,248)
Historical net loss per share:
Basic and diluted	$(1.28)	$(1.49)	$(0.21)	$(0.35)
Weighted-average shares — basic and diluted	33,581,590	27,247,385	38,112,063	28,931,495

FAVRILLE, INC.

(a development stage company)

STATEMENTS OF CASH FLOWS

(in thousands)

	Years ended December 31,
	2007	2006
	(unaudited)
Operating activities:
Net loss	$(43,081)	$(40,511)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,449	2,133
Stock-based compensation	4,584	4,010
Amortization of premium/discount on short-term investments	(412)	(638)
Change in valuation of warrants	(2,314)	—
Other	162	281
Changes in operating assets and liabilities:
Other assets	66	105
Accounts payable and accrued liabilities	(1,557)	1,072
Deferred rent	1,452	1,443
Net cash used in operating activities	(37,651)	(32,105)
Investing activities:
Purchases of property and equipment	(9,571)	(8,586)
Purchases of short-term investments	(14,899)	(63,386)
Maturities of short-term investments	39,898	58,348
Restricted cash	—	(1,901)
Net cash provided by (used in) investing activities	15,428	(15,525)
Financing activities:
Proceeds from debt	6,884	7,563
Payments on debt	(6,092)	(3,113)
Issuance of common stock and warrants	33,546	45,369
Repurchase of restricted common stock	(2)	(5)
Net cash provided by financing activities	34,336	49,814
Net increase in cash and cash equivalents	12,113	2,184
Cash and cash equivalents at beginning of period	14,249	12,065
Cash and cash equivalents at end of period	$26,362	$14,249
Supplemental disclosures of cash flow information:
Cash paid for interest	$1,363	$703
Supplemental non-cash activities:
Capitalized interest recorded as property, plant and equipment	$404	$91
Accrued asset acquisitions	$(1,670)	$1,819
Leasehold improvements acquired under tenant improvement allowance	$3,818	$7,382